Contacts:	Joel Shadle	CSC PRESS RELEASE
	Global Media Relations	August 23, 2012
CSC Corporate
703-645-2660
jshadle@csc.com

Steve Virostek
Director, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC Appoints Thomas Colan as Vice President, Controller and Principal Accounting Officer

FALLS CHURCH, Va., Aug. 23 – CSC (NYSE: CSC) announced today that Tom Colan has been appointed Vice President, Controller and Principal Accounting Officer reporting to CSC Chief Financial Officer Paul Saleh. Colan takes over from Don DeBuck who has served as Vice President and Controller since 2001.

Colan brings vast experience with transforming financial and accounting organizations and comes to CSC from Discovery Communications where he served as Executive Vice President and Chief Accounting Officer. He also served as Senior Vice President, Controller and Treasurer for AOL Online/Time Warner and held financial leadership positions at GTE, Planning Research Corporation, and Coopers & Lybrand.

“Tom is a proven leader who has built world-class accounting organizations within large, complex, and global organizations. He will have a critical role in strengthening CSC’s financial foundation and helping the company achieve improved financial performance,” said Saleh. “Tom’s expertise will be invaluable during this critical period of our turnaround and well beyond.”

“I also want to take this opportunity to thank Don for his past 10 years as Controller of CSC. I look forward to working with him on our systems transformation efforts,” added Saleh.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 96,000 employees and reported revenue of $15.8 billion for the 12 months ended June 29, 2012. For more information, visit the company’s website at www.csc.com.